FIRST AMENDMENT

TO

ADMINISTRATIVE SERVICES AGREEMENT

This First Amendment (“Amendment”), dated effective August 1, 2013 (the “Effective Date”), to that certain Administrative Services Agreement (the “Original Agreement” and as amended by this Amendment, the “Agreement”), dated effective as of February 25, 2013, by and between Crimson Wine Group, Ltd., a Delaware corporation (“Crimson”), and Leucadia National Corporation, a New York corporation (“Leucadia”).  Crimson and Leucadia are hereinafter referred to as the “Parties.”

RECITALS

A.

Pursuant to the Original Agreement Leucadia agreed to provide certain administrative services required by Crimson in connection with the ongoing operations of Crimson’s business, including without limitation, assistance with the preparation of certain financial statements, the provision of corporate secretary services and the preparation of income tax returns.

B.

The Parties desire to amend the Original Agreement to reflect certain changes and revisions in the scope of services provided and the amount of compensation paid to Leucadia by Crimson for such services.

NOW, THEREFORE, in consideration of the promises and the mutual agreements and covenants hereinafter set forth, and intending to be legally bound, the Parties hereby agree as follows:

AMENDMENT

1.	Definitions. Any capitalized terms not otherwise defined in this Amendment will have the defined meaning set forth in the Original Agreement.

2.	Amendments. The Original Agreement is hereby amended, effective as of the Effective Date, as follows:

A.	Scope of Work. Section 2 (Scope of Work) of the Original Agreement is hereby amended and restated in its entirety as follows:

“2.     Scope of Work.  At the request of Crimson and under the direction of Crimson, Leucadia shall provide or arrange for the provision of the following administrative services required by the Crimson Group in connection with the ongoing operation of its businesses:

(a)      Review and provide comments as may be, and to the extent reasonably requested by Crimson to the Crimson prepared consolidated quarterly unaudited financial statements for the 2013 calendar year meeting the requirements of Form 10-Q of the United States Securities and Exchange commission (the “SEC”);

(b)      Review and provide comments as may be, and to the extent reasonably requested by Crimson to the Crimson prepared consolidated annual financial statements for the 2013 calendar year meeting the requirements of Form 10-K of the SEC; and

(c)      Prepare the 2013 annual income tax returns, financial statement disclosures and assist with tax planning consistent with past practice, based on information provided to Leucadia by Crimson, and as required by the Crimson Group in connection with the ongoing operation of its businesses. Additionally, assist Crimson with the transition of responsibility of the Crimson Group’s tax work to Crimson and their new tax advisors.

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Leucadia shall use commercially reasonable efforts to provide all personnel necessary to carry out the services specified in this Agreement.  The number of personnel providing services at any one time and the number of hours such personnel devote to the specified services shall not be fixed and shall at all times be determined by Leucadia in its sole judgment, but shall at all times be adequate to properly and promptly perform and discharge the specified services.”

B.

Compensation. The monthly compensation paid to Leucadia for performance of the services under the Agreement is hereby amended to be $4,500 per month, payable on the first day of each month, beginning on the Effective Date.

C.

Term and Termination.  The term of the Agreement shall continue until February 1, 2014 when it shall automatically terminate and expire.  The last monthly payment due shall be due on February 1, 2014.  Notwithstanding such termination, in all events, the provisions of Section 8 (Indemnification) shall survive the termination of this Agreement, whether as a result of the passage of time or the election of either party or otherwise.

3.	Effectiveness. This Amendment shall become effective upon receipt by each of Crimson and Leucadia of a counterpart signature page to this Amendment duly executed by the other.

4.

Effect of Amendment; Ratification.  Except as specifically amended hereby, the Original Agreement is hereby ratified and confirmed in all respects, and all of its provisions shall remain in full force and effect.  The indemnification obligations of the Parties pursuant to Section 8 (Indemnification) of the Agreement shall not be deemed to be reduced or released in any manner as a result of this Amendment, whether with respect to the Original Agreement or this Amendment.  After this Amendment becomes effective, all references in the Original Agreement to “this Agreement” (or words of like import) shall be deemed to be references to the Original Agreement as amended hereby.  This Amendment shall not be deemed to expressly or impliedly waive, amend, or supplement any provision of the Original Agreement other than as specifically set forth herein.

5.	Governing Law. This Amendment shall be construed in accordance with and governed by the laws of the State of New York.

6.

Counterparts; Delivery.  This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, and each counterpart shall be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.  Delivery of an executed counterpart of a signature page to this Amendment by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Amendment.

[Remainder of Page Intentionally Blank; Signature Page Follows]

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IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the Effective Date.

“crimson”:

CRIMSON WINE GROUP, LTD., a Delaware corporation
By:	/s/ Patrick DeLong
Name:	Patrick DeLong
Title	Chief Operating Officer and Chief Financial Officer

“LEUCADIA”:

LEUCADIA NATIONAL CORPORATION, a New York corporation
By:	/s/ Joseph A. Orlando
Name:	Joseph A. Orlando
Title:	Vice President and Chief Financial Officer

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